UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 19, 2019 (July 17, 2019)

GOLDEN MINERALS COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-13627	26-4413382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Indiana Street, Suite 650

Golden, Colorado 80401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 839-5060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AUMN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities

Item 9.01	Financial Statements and Exhibits

Signature

Item 1.01                   Entry into a Material Definitive Agreement

Offering and Private Placement Transaction

On July 17, 2019, Golden Minerals Company (the “Company”), a Delaware corporation, entered into a Securities Purchase Agreement with certain institutional investors (the “Securities Purchase Agreement”) providing for the issuance and sale by the Company in a registered direct offering (the “Offering”) of 8,653,846 shares of common stock at a price of $0.26 per share (the “Offering Shares”), and in a concurrent private placement transaction, the issuance of 8,653,846 Series A warrants (the “Series A Warrants”) to purchase up to 8,653,846 shares of the Company’s common stock at an exercise price of $0.35 per share, for aggregate gross proceeds of $2.25 million. Furthermore, each of the investors in the Offering held warrants that were issued by the Company in May 2016 and were exercisable until November 2021 at an exercise price of $0.75 per share. In connection with the Offering, the Company also agreed to exchange, on a one-for-one basis, the May 2016 warrants for Series B warrants (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase 4,500,000 shares of common stock at an exercise price of $0.35 per share. The issuance of the Series A Warrants and the Series B Warrants is together referred to as the “Private Placement.”

The Offering Shares are registered pursuant to the Company’s registration statement on Form S-3 (File No. 333-220461), and a prospectus supplement thereto filed with the Securities and Exchange Commission (“SEC”). The Warrants were offered and sold without registration under the Securities Act of 1933, as amended (the “Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Act and/or Regulation D promulgated thereunder. Each Series A Warrant is exercisable six months from the date of issuance and has a term expiring five years after such initial exercise date. Each Series B Warrant is exercisable six months from the date of issuance, has a term expiring in May 2022, but is otherwise subject to the same terms and conditions as the Series A Warrants.

H.C. Wainwright & Co. (the “HCW”) acted as the exclusive placement agent in connection with the Offering and Private Placement. HCW did not purchase or sell any securities, nor was it required to arrange the purchase or sale of any minimum number or dollar amount of securities. HCW agreed to use its reasonable best efforts to arrange for the sale of the Offering Shares and Warrants (together, the “Securities”). HCW was paid a cash fee equal to six percent (6%) of the aggregate gross proceeds received by the Company from the sale of the Securities at the closing of the Offering and Private Placement and received $35,000 for reimbursement of its expenses.

The Company intends to use the proceeds from the Offering and Private Placement for working capital requirements and general corporate purposes.

The Offering and concurrent Private Placement closed on July 19, 2019.

Additional Shares Resulting from the Offering and Private Placement

As a result of anti-dilution provisions in certain of the Company’s outstanding warrants, the consummation of the Offering and Private Placement will result in adjustments that reduce the exercise price and increase the number of shares issuable under certain of the Company’s outstanding warrants.

In September 2014, the Company closed on a public offering in which it sold units consisting of one share of common stock and a five-year warrant to acquire one half of a share of common stock at an exercise price of $1.21 per share (the “2014 Warrants”). The exercise price was subsequently adjusted downward after a number of anti-dilution adjustments and, prior to the Offering and Private Placement Transaction, was $0.84 per share, with warrant holders having the right to purchase an aggregate of 5,551,344 shares of common stock for the 9,492,000 outstanding 2014 Warrants. Pursuant to the anti-dilution provisions in the 2014 Warrants, at the closing of Offering and Private Placement Transaction, the number of shares of common stock issuable upon exercise of the 2014 Warrants was increased from 5,551,344 shares to 5,687,421 shares (136,077 share increase), and the 2014 Warrants’ exercise price was decreased from $0.84 per share to approximately $0.80 per share.

Item 3.02                                           Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits

The foregoing descriptions of the Securities Purchase Agreement, Series A Warrant and Series B Warrant are not complete and are qualified in their entirety by reference to the full text of the agreements, a copy of which is filed as Exhibit 10.1, 10.2 and 10.3, respectively to this report and are incorporated by reference herein.

A copy of the opinion of Davis Graham & Stubbs LLP relating to the legality of the issuance and sale of the Offering Shares in the Offering is attached as Exhibit 5.1 to this report.

(d) Exhibits

Exhibit No.	Description
5.1	Opinion of Davis Graham & Stubbs LLP

10.1	Form of Securities Purchase Agreement between Golden Minerals Company and certain institutional investors, dated as of July 17, 2019.

10.2	Form of Series A Warrant

10.3	Form of Series B Warrant

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 19, 2019

Golden Minerals Company

By:	/s/ Robert P. Vogels
	Name:	Robert P. Vogels
	Title:	Senior Vice President and
Chief Financial Officer